EXHIBIT 99.1
HALLADOR PETROLEUM COMPANY

2009 STOCK BONUS PLAN

I. PURPOSE OF THE PLAN

This 2009 Stock Bonus Plan is intended to promote the interests of Hallador Petroleum Company, a Colorado corporation, by providing eligible persons with the opportunity to receive equity awards designed to encourage them to continue their service relationship with the Corporation or its Subsidiaries.  The Plan provides for the award of shares of Common Stock, subject to such restrictions as deemed appropriate by the Plan Administrator.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II. ADMINISTRATION OF THE PLAN

A. The Plan shall be administered by the Board.  However, any or all administrative functions otherwise exercisable by the Board, including the grant of awards under the Plan to any persons eligible to participate in the Plan other than Section 16 Insiders, may be delegated to the Committee.  Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.  The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.  Any Awards for members of the Committee or any other Section 16 Insiders must be authorized by a disinterested majority of the Board.

B. The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding awards thereunder as it may deem necessary or advisable.  Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any Award thereunder.

C. Service as a Plan Administrator by the members of the Committee shall constitute service as Board members, and the members of such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee.  No member of the Plan Administrator shall be liable for any act or omission made in good faith with respect to the Plan or any Award thereunder.

III. ELIGIBILITY

A. The persons eligible to participate in the Plan are as follows:

(i) Employees,

(ii) non-employee members of the Board, or the board of directors or managers of any Subsidiary, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Subsidiary).

B. The Plan Administrator shall have full authority to determine which eligible persons are to receive Awards under the Plan, the time or times when the Awards are to be made, the number of shares subject to each such Award, the vesting schedule applicable to the shares which are the subject of such Award and the cash consideration (if any) payable for such shares.

IV. STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market.  The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall be limited to 250,000 shares.

B. Unvested shares issued under the Plan and subsequently forfeited or repurchased by the Corporation pursuant to the Corporation’s repurchase rights under the Plan, shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent Awards under the Plan.  If shares of Common Stock otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the vesting of an Award, then the number of shares of Common Stock available for issuance under the Plan shall be reduced on the basis of the gross number of shares subject to the Award.

C. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities subject to each outstanding Award under the Plan and the cash consideration (if any) payable per share thereunder, and (iii) the number and/or class of securities subject to the Corporation’s outstanding repurchase rights and the repurchase price (if any) payable per share.  The adjustments shall be made in such manner as the Plan Administrator deems appropriate in order to prevent the dilution or enlargement of benefits under the Plan and the outstanding Awards thereunder, and such adjustments shall be final, binding and conclusive.  In the event of a Reorganization or Change in Control, however, the adjustments (if any) shall be made solely in accordance with the applicable provisions of the Plan governing Reorganization and Change in Control transactions.

D. Outstanding Awards granted pursuant to the Plan shall in no way affect the right of the Corporation to issue additional shares of Common Stock or any capital stock or debt exchangeable or convertible into shares of Common Stock, or to otherwise adjust, reclassify, reorganize or otherwise change its capital or business structure, or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

V. TERMS OF AWARDS

A. The Plan Administrator shall determine the Participants who shall receive Awards under the Plan and the terms and conditions of each such Award.

B. The issue price per share of Common Stock subject to an Award shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the issue date.

C. Shares of Common Stock may be issued to Participants for any of the following consideration, as the Plan Administrator may deem appropriate in each individual instance:

(i) cash or check made payable to the Corporation,

(ii) past services rendered to the Corporation (or any Subsidiary), or

(iii) any other valid consideration under the Colorado Business Corporation Act.

D. Shares of Common Stock issued under the Plan may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives.  Unvested shares of Common Stock may, in the Plan Administrator’s discretion, be issued in the name of the Participant and held in escrow by the Corporation until the Participant’s interest in such shares vests, or may be issued directly to the Participant with restrictive legends on the certificates evidencing the unvested shares.

E. Shares of Common Stock issued under the Plan may, in the discretion of the Plan Administrator, be issued subject to forfeiture or repurchase in the case of unvested shares, or repurchase by the Corporation in the case of vested shares, upon the occurrence of such events as the Plan Administrator may deem appropriate in each individual instance, including upon a Reorganization, upon a Change in Control or upon a Participant ceasing to remain in Service.  Vested shares of Common Stock issued under the Plan shall be repurchased at the Fair Market Value of the shares on the effective date of the event triggering the repurchase.  Unvested shares shall be forfeited and cancelled as of the effective date of the event triggering the forfeiture; provided, however, that unvested shares of Common Stock issued under the Plan for consideration paid in cash or cash equivalents shall be repurchased at a price per share not greater than the cash consideration paid for such shares (as adjusted pursuant to the Plan).

F. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Plan, whether or not the Participant’s interest in those shares is vested or held in escrow.  Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

G. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, spin-off transaction, extraordinary distribution (whether in cash, securities or other property), recapitalization, combination of shares, exchange of shares or other similar change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock, and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.  Equitable adjustments to reflect each such transaction shall also be made by the Plan Administrator to the repurchase price (if any) payable per share by the Corporation for any unvested securities subject to its existing repurchase rights under the Plan; provided the aggregate repurchase price shall in each instance remain the same.

H. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Plan, or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then such unvested shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares.  To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalents, the Corporation shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered shares or (ii) the Fair Market Value of such surrendered shares at the time of Participant’s cessation of Service.

I. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule applicable to those shares.  Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies.  Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.

VI. REORGANIZATION/CHANGE IN CONTROL

A. Any repurchase rights outstanding at the time of a Reorganization under the Plan may be assigned to the successor entity or otherwise continued in full force and effect.  In the event of such assignment or continuation, no accelerated vesting of the Award shall occur at the time of the Reorganization; provided, however, that if the Reorganization event also constitutes a Change in Control, then the special vesting acceleration provisions of Section VI.C below shall be applicable.

B. In the event any repurchase rights are assigned or otherwise continued in effect, appropriate adjustments to reflect such Reorganization shall be made to (i) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, and (ii) the number and/or class of securities subject to the Corporation’s outstanding repurchase rights under the Plan and the repurchase price (if any) payable per share.

C. If any repurchase rights outstanding at the time of the Reorganization are not assigned or otherwise continued in effect in accordance with Section VI.A above, or in the event such Reorganization also constitutes a Change in Control, then all such outstanding repurchase rights under the Plan shall terminate automatically and the shares of Common Stock subject to those terminated rights shall vest immediately upon the effective date of such Reorganization or Change in Control.

D. The Plan Administrator shall have the discretionary authority to structure one or more Awards so that those Awards shall be subject to repurchase by the Corporation or shall automatically vest in whole or in part immediately prior to the effective date of a Reorganization or Change in Control transaction or upon the subsequent termination of the Participant’s Service within a designated period following the effective date of that Reorganization or Change in Control transaction.

VII. TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the vesting of an Award under the Plan, whether such vesting occurs immediately upon issuance or otherwise, shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide Participants to whom Awards are made under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the vesting of those Awards.  Such right may be provided to any such holder in either or both of the following formats:

1. Stock Withholding:  The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the vesting of such Award, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by such individual.

2. Stock Delivery:  The election to deliver to the Corporation, at the time of the vesting of such Award, one or more shares of Common Stock previously acquired by such individual (other than in connection with the share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the individual.

VIII. EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan shall become effective on the Plan Effective Date.

B. The Plan shall terminate upon the earlier to occur of (i) November 30, 2019 or (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares.  Should the Plan terminate on November 30, 2019, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing those Awards.

IX. AMENDMENT OF THE PLAN

The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects subject to any stockholder approval required under applicable law or regulation.  However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Participant consents to such amendment or modification.

X. GENERAL PROVISIONS

A. Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan, if any, shall be used for general corporate purposes.

B. The implementation of the Plan, the granting of any Award under the Plan and the issuance of any shares of Common Stock thereunder shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.  No Awards or shares of Common Stock or other assets shall be issued or delivered under the Plan except in compliance with all applicable requirements of applicable securities laws.

C. Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Award shall mean an award of shares of Common Stock.

B. Award Agreement shall mean the notices of Awards or agreement(s) between the Corporation and the Participant evidencing a particular Award made to an individual under the Plan, as such agreement(s) may be in effect from time to time

C. Board shall mean the Corporation’s Board of Directors.

D. Change in Control shall mean any change in control or ownership of the Corporation which occurs by reason of one or more of the following events:

(i) the acquisition of any person or group of related persons (as determined pursuant to section 13(d)(3) of the 1934 Act) of beneficial ownership of securities of the Corporation representing fifty percent (50%) or more of the total number of votes that may be cast for the election of Board members, or

(ii) stockholder approval of (A) any agreement for a merger or consolidation in which the Corporation will not survive as an independent corporation or other entity, or (B) any sale, exchange or other disposition of all or substantially all of the Corporation’s assets.

In determining whether a subparagraph (i) acquisition has occurred, the person acquiring beneficial ownership of the securities must be someone other than a person or an affiliate of a person that, as of April 8, 2008, is the beneficial owner of securities of the Corporation representing twenty percent (20%) or more of the total number of votes that may be cast for the election of Board members.  In determining whether a subparagraph (ii) event has occurred, the conversion of the Corporation into a limited partnership or other form of entity shall not constitute a Change in Control unless another Change in Control event, such as a subparagraph (i) acquisition, occurs concurrently with such conversion.  The Board’s reasonable determination as to whether a Change in Control event has occurred shall be final and conclusive.

E. Code shall mean the Internal Revenue Code of 1986, as amended.

F. Committee shall mean a committee of the Board comprised of two (2) or more Board members.

G. Common Stock shall mean the Corporation’s common stock.

H. Corporation shall mean Hallador Petroleum Company, a Colorado corporation, and any corporate successor to all or substantially all of the assets or voting stock of Hallador Petroleum Company which has by appropriate action assumed the Plan.

I. Employee shall mean an individual who is in the employ of the Corporation (or any Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

J. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is listed upon one or more established Stock Exchanges, then the Fair Market Value per share shall be deemed to be the averages of the quoted closing prices of the Common Stock on such Stock Exchanges on the date for which the determination is made, or if no sale shall have been made on any Stock Exchange on that day, on the next preceding day on which there was such a sale.

(ii) If the Common Stock is not listed upon an established Stock Exchange but is actively traded on the NASDAQ System, the Fair Market Value per share shall be deemed to be the last reported sale price for the date for which the determination is made, or (in the absence of any sale on such date) the mean between the dealer “bid” and “ask” closing prices of the Common Stock on the NASDAQ System on such day, or, if there shall have been no trading or quotes of the Common Stock on that day, on the next preceding day on which there was such trading or quotes.

(iii) If none of the foregoing apply, the Fair Market Value per share shall be deemed to be an amount as determined in good faith by the Board by applying any reasonable valuation method.

K. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

L. Participant shall mean any person who is issued an Award under the Plan.

M. Plan shall mean the Corporation’s 2009 Stock Bonus Plan, as set forth in this document.

N. Plan Administrator shall mean the Board or the Committee acting in its capacity as administrator of the Plan.

O. Plan Effective Date shall mean December 1, 2009.

P. Reorganization shall mean the occurrence of any of the following transactions:

(i) the Corporation is merged or consolidated with another corporation or entity and the Corporation is not the surviving corporation or does not otherwise survive as the surviving entity, or

(ii) all or substantially all of the assets of the Corporation are acquired by another entity, or

(iii) the Corporation is liquidated or reorganized.

Q. Section 16 Insider shall mean a director or officer of the Corporation or a Subsidiary who would be subject to the short swing profit liabilities of Section 16 of the 1934 Act.

R. Service shall mean the performance of services for the Corporation (or any Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the Award.  For purposes of the Plan, a Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Corporation or any Subsidiary, or (ii) the entity for which the Participant is performing such services ceases to remain a Subsidiary of the Corporation, even though the Participant may subsequently continue to perform services for that entity.  Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation or a Subsidiary, as applicable.  Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s or a Subsidiary’s written policy on leaves of absence, as applicable, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

S. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global Market or the New York Stock Exchange.

T. Subsidiary shall mean (i) any corporation (other than the Corporation) or other entity in an unbroken chain beginning with the Corporation, provided each such entity (other than the last entity) in the unbroken chain, owns, at the time of the determination, stock or other equity interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or other voting interests in one of the other corporations or entities in such chain, or (ii) any entity that is directly or indirectly controlled by the Corporation.

U. Withholding Taxes shall mean the applicable federal and state income and employment withholding taxes to which the holder of an Award under the Plan may become subject in connection with the grant or vesting of that Award.

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